Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

May 6, 2008	763-493-6370 / www.mocon.com

MOCON Announces Record Quarterly Revenue and Increased Earnings

MINNEAPOLIS, MN, May 6, 2008 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended March 31, 2008.

Net sales for the first quarter 2008 were $7,462,000, a new quarterly record for the Company, and an increase of 9 percent compared to $6,876,000 for the first quarter 2007.  Net income for the first quarter 2008 was $886,000, a 6 percent increase compared to $833,000 in the first quarter 2007.  Diluted net income per share was $0.16 in the first quarter 2008, a 7 percent increase compared to $0.15 for the same period in 2007.

The increase in sales for the first quarter 2008 compared to the first quarter 2007 was primarily the result of a 14 percent increase in our permeation products and services sales, which was evident in both our domestic and foreign markets.  This product group accounted for 53 percent of our total sales for the current quarter.  In addition, sales of our leak detection products into our foreign markets also contributed to our overall sales increase for the quarter.  Foreign sales accounted for 53 percent of our total company sales for the first quarter 2008.

The increase in net income was primarily due to the increase in sales as our gross profit margins remained consistent with the prior year, partially offset by increases in selling, general and administrative expenses.  In addition, our provision for income taxes as a percent of pre-tax income was 32.6 percent in 2008 compared to 36.1 percent in 2007, due primarily to a reduction in the statutory tax rates in Germany.  Our selling, general and administrative expenses increased 16 percent in the current quarter compared to the prior year due to a planned increase in headcount, as well as additional travel and marketing expense necessary to introduce new products and open new markets.

“We are very pleased to announce a new quarterly sales record for the first quarter 2008, and the second consecutive quarter.  Our permeation products and services group continues to be a strong contributor to the Company’s growth.  Our other major product groups, packaging products and gas analysis equipment, remained stable for the quarter.  Our investment in additional employees and increased marketing expenses are a critical component of our current growth strategy,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:  (unaudited)

	Quarters Ended March 31,
	2008	2007
Sales
Products	$7,102	$6,487
Consulting services	360	389
Total sales	7,462	6,876

Cost of sales
Products	2,920	2,678
Consulting services	234	258
Total cost of sales	3,154	2,936

Gross profit	4,308	3,940

Selling, general and administrative expenses	2,582	2,229
Research and development expenses	544	535
Operating income	1,182	1,176

Other income	132	127
Income before income taxes	1,314	1,303

Income taxes	428	470
NET INCOME	$886	$833

Net income per common share:
Basic	$0.16	$0.15
Diluted	$0.16	$0.15

Weighted average shares:
Basic	5,532	5,473
Diluted	5,669	5,697

BALANCE SHEET DATA:

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$12,447	$12,236
Accounts receivable, net	4,719	4,478
Inventories	4,044	3,965
Other current assets	745	627
Total current assets	21,955	21,306
Marketable securities, noncurrent	3,252	2,789
Property, plant and equipment, net	1,570	1,583
Other assets, net	4,000	3,995

Total assets	$30,777	$29,673

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,086	$3,949
Total noncurrent liabilities	342	339
Stockholders’ equity	26,349	25,385

Total liabilities and stockholders’ equity	$30,777	$29,673